Exhibit 6.21

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE DECEMBER 15, 2017.

BACTECH ENVIRONMENTAL CORPORATION
(Subsisting under the laws of Canada)

12% UNSECURED DEBENTURE SERIES II
Due: August 14, 2019

Certificate: D-SII-001 **Amount: $100,000**

BACTECH ENVIRONMENTAL CORPORATION (the "**Corporation**") for value received, hereby acknowledges itself indebted and, subject to the provisions hereinafter mentioned, promises to pay to or to the order of **NBCN Inc. In Trust For Wardon Partnership A/C 4EE629E** M100-1010 de la Gauchetière St., W. Montreal QC H3B 5J2 (the "Holder") on August 14, 2019 or on such earlier date as the principal amount hereof may become due in accordance with the provisions hereunder (the "**Maturity Date**") the principal sum of **$100,000** in lawful money of Canada on presentation and surrender of this Debenture at the principal office of the Corporation in Toronto, Ontario and to pay interest on the principal amount hereof from and including the date hereof, at the rate of 12% per annum calculated and payable in the manner described herein (less any tax required by law to be deducted), and should the Corporation at any time fail to make payment of any principal or interest, to pay interest on the amount of interest unpaid at the same rate, in like money. The principal hereof may become or be declared due and payable before the stated maturity in the events, in the manner, with the effect, at the times, but subject to the limitations provided hereunder.

This Debenture is one of the debentures due on the Maturity Date (the "**Debentures**") of the Corporation issued as of the date hereof and from time to time, only as fully registered Debentures in denominations of FIVE THOUSAND DOLLARS ($5,000) and integral multiples thereof.

This Debenture may only be transferred with the prior written consent of the Corporation, upon compliance with the conditions prescribed herein, in the register to be kept at the principal office of the Corporation or in such other place or places as the Corporation may designate, by the registered holder hereof or his executors or administrators or other legal representatives, or his or their attorney duly appointed by an instrument in form and substance satisfactory to the Corporation, and upon compliance with such reasonable requirements as the Corporation may prescribe.

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Article 1
GENERAL MATTERS

1.1 Definitions

In this Debenture, unless there is something in the subject matter or context inconsistent therewith:

"**Appointed Person**" has the meaning attributed to such term in subsection 5.5(a);

"**Business Day**" means any day which is not a Saturday or Sunday or bank holiday in the City of Toronto, Ontario;

"**Common Shares**" means common shares in the capital of the Corporation as such shares are constituted on the date hereof, as the same may be reorganized, reclassified or otherwise changed pursuant to any of the events set out herein;

"**Corporation**" means BacTech Environmental Corporation, and includes any successor thereto which shall have complied with the provisions of Article 4;

"**Counsel**" means a barrister or solicitor or firm of barristers and solicitors retained by the Corporation;

"**Debenture Certificate**" means this Debenture Certificate or a certificate evidencing one or more Debentures;

"**Debentureholders**" or "**Holders**" means the Persons for the time being entered in the registers hereinafter mentioned as holders of the Debentures;

"**Debentureholders' Request**" means an instrument signed in one or more counterparts by the Holders of not less than 25% of the principal amount of the outstanding Debentures proposing to take the action or proceeding specified therein;

"**Debentures**" means the 12% unsecured debentures series II issued by the Corporation on the date hereof and due on the Maturity Date;

"**Director**" means a director of the Corporation for the time being and "Directors" means the board of directors of the Corporation or, whenever duly empowered, the executive committee (if any) of the board of directors of the Corporation for the time being, and reference to action by the Directors means action by the directors as a board or action by the executive committee of the board as a committee;

"**Event of Default**" has the meaning attributed to such term in Section 5.1;

"**Exchange**" means the Canadian Securities Exchange ("CSE") or such other recognized stock exchange upon which the Common Shares are listed from time to time;

"**Extraordinary Resolution**" has the meaning attributed to such term in Sections 8.11 and 8.14;

"**Holder**" with respect to a Debenture means the Person in whose name such Debenture is registered in the central register or any branch register for the Debentures maintained by the Corporation;

"**Interest Payment Date**" The Debentures will bear interest at a rate of 12% per annum, payable annually on the anniversary of closing (each an "**Interest Payment Date**") until the Maturity Date;

"**Interest Rate**" means the interest rate payable on the Debentures and shall mean 12% per annum, calculated annually, not in advance;

"**Maturity Date**" means August 14, 2019, (being two years from Closing) or such earlier date on which the entire principal owing pursuant to this Debenture is due and payable by the Corporation;

"**NSR**" means the Net Smelter Return as more fully described in Appendix 2 hereof;

"**Person**" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or partnership with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, government or governmental authority or entity, however designated or constituted;

"**Senior Indebtedness**" means all indebtedness, obligations and liabilities of the Corporation in respect of borrowed money, other than (i) indebtedness of the Corporation evidenced by the Debentures issued as at the date hereof and the indebtedness of the Corporation hereunder and thereunder; (ii) indebtedness which, by the terms of the instrument creating or evidencing same, is expressed to rank *pari passu* or subordinate to the indebtedness of the Corporation evidenced by the Debentures issued as at the date hereof;

"**Shareholders**" means the shareholders of the Corporation, from time to time; and

"**this Debenture**", "this Debenture Certificate", "hereto", "hereby", "hereunder", "hereof", "herein" and similar expressions refer to this debenture and not to any particular Article, Section, subsection, paragraph, subdivision or other portion hereof.

1.2 Meaning of "outstanding" for Certain Purposes

Every Debenture delivered by the Corporation hereunder shall be deemed to be outstanding until it shall be cancelled or delivered to the Corporation for cancellation, or a new Debenture shall be issued in substitution therefor under Section 2.10, or moneys for the payment thereof shall be set aside under Article 4, provided that:

(a) where a new Debenture has been issued in substitution for a Debenture which has been lost, stolen or destroyed, only one of such Debentures shall be counted for the purpose of determining the aggregate principal amount of Debentures outstanding; and

(b) Debentures which have been partially purchased shall be deemed to be outstanding only to the extent of the unpurchased part of the principal amount thereof.

1.3 Interpretation Not Affected By Headings, etc.

The division of this Debenture into Articles, Sections, subsections and paragraphs, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

1.4 Statute References

Any reference in this Debenture to a statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time.

1.5 Monetary References

Any reference in this Debenture to "Dollars", "dollars" or the sign "$" shall be deemed to be a reference to lawful money of Canada.

1.6 Day Not a Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the first Business Day thereafter.

1.7 Invalidity of Provisions

Each of the provisions contained in this Debenture is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof.

1.8 Governing Law

The Debenture shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as Ontario contracts and the parties irrevocably attorn to the non-exclusive jurisdiction of the courts of Ontario.

1.9 Language

The parties hereto confirm their express wish that this Debenture and all documents and agreements directly or indirectly relating thereto be drawn up in the English language. Les parties reconnaissent leur volonté expresse que la présente entente ainsi que tous les documents et contrats s'y rattachant directement ou indirectement soient rédigés en anglais.

1.10 Context

Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine gender and vice versa.

Article 2
THE DEBENTURES

2.1 Terms of Debentures

(a) The Debentures shall be designated "12% Unsecured Debentures Series II", shall be dated as of the date of their issuance, shall mature on the Maturity Date and shall be payable, and earn interest at the Interest Rate (subject to Section 2.4) from and including the date of their issuance, in the manner described hereunder.

(b) During the term commencing on the date of their issuance and ending on the Maturity Date, as applicable, the Debentures shall bear interest at the Interest Rate, calculated annually, in arrears, payable after as well as before maturity, default and judgment and with interest on any amounts in default at the same rate, payable annually within TEN (10) days of the Interest Payment Date.

(c) The principal of the Debentures and interest thereon due on the Maturity Date, will be made payable in lawful money of Canada against surrender of the Debentures by the respective Holders thereof at the principal office of the Corporation and shall rank pari passu with the outstanding debentures of the Corporation.

2.2 Form of Debentures

The Debentures shall be issued only as fully registered Debentures in denominations of FIVE THOUSAND DOLLARS ($5,000) and integral multiples thereof.

2.3 Execution of Debentures

The Debentures shall be signed (either manually or by facsimile signature) by any duly authorized officer of the Corporation. A facsimile signature upon any of the Debentures shall for all purposes hereof be deemed to be the signature of the individual whose signature it purports to be and to have been signed at the time such facsimile signature is reproduced.

2.4 Concerning Interest

(a) Every Debenture, whether issued originally or in exchange for other Debentures, shall bear interest at the Interest Rate and in the manner described in Section 2.1 hereof from and including the date of its issuance.

(b) Interest for any period of less than 12 months shall be computed on the basis of a year of 365 days (366 days if such period falls within a leap year).

(c) Interest payable on the first Interest Payment Date of August 14, 2018 pursuant to this Debenture shall include the interest accrued from the date hereof.

(d) Interest on each Debenture shall cease to accrue on the Maturity Date unless, upon due presentation and surrender thereof for payment on or after the Maturity Date, such payment is withheld or refused.

(e) Wherever in this Debenture there is mention, in any context, of the payment of interest, such mention shall be deemed to include the payment of interest on amounts in default to the extent that in such context, such interest is, was or would be payable pursuant to Section 2.1, and express mention of interest on amounts in default in any of the provisions hereof shall not be construed as excluding such interest in those provisions hereof where such express mention is not made.

(f) The Corporation will, for purposes of determining the holders of Debentures for the Maturity Date, close the register of Debentureholders not less than FIFTEEN (15) days prior to the Maturity Date, as applicable.

(g) Forthwith upon issuance of the Debentures, the Corporation shall deposit in a segregated bank account designated for this purpose sufficient funds to pay the interest on all outstanding Debentures for the Interest Payment Date, and shall use such funds only for payment of interest on the Debentures.

(h) In addition to the Interest the Debentures at Closing and shall be accompanied by Warrants. The NSR is granted with the issuance of the 12% Unsecured Debentures Series II as an additional consideration.

2.5 Debentures to Rank Subordinate and Equally

The Debentures are direct unsecured obligations of the Corporation. The Debentures may be issued in such amounts, to such Persons, and on such terms not inconsistent with the provisions of this Debenture, as the Directors may determine. Subject to the terms hereof, each Debenture, as soon as issued or negotiated shall be equally and rateably entitled to the benefits hereof as if all the Debentures had been issued and negotiated simultaneously, irrespective of the actual time, place of creation, order of execution, delivery, registration, filing or crystallization of the security instruments of each Debentureholder.

The payment of the principal of, and interest on, the Debentures shall, as provided herein, be subordinated in right of payment to all Senior Indebtedness (including all payments thereunder).

2.6 Registration of Debentures

(a) The Corporation shall keep, at its principal office, a central register in which shall be entered the names and latest known addresses of the Holders of Debentures and the other particulars, as prescribed by law, of the Debentures held by them respectively and of all approved transfers of Debentures. ***No transfer of a Debenture shall be effective as against the Corporation unless first consented to in writing by the Corporation, made on one of the appropriate registers by the Corporation and upon compliance with such requirements as the Corporation may prescribe.***

(b) The registers referred to in this Section shall at all reasonable times be open for inspection by any Holder.

(c) Neither the Corporation, nor any registrar for any of the Debentures shall be charged with notice of or be bound to see to the execution of any trust, whether express, implied or constructive, in respect of any Debenture, except where the Corporation is required to take notice by statute or order of a court of competent jurisdiction and, subject to paragraph (a) of this subsection hereof, may transfer any Debenture on the direction of the Holder thereof, whether named as trustee or otherwise, as though that Person were the beneficial owner thereof.

2.7 Ownership of Debentures

(a) Payment of or on account of the principal of, and interest on the Debenture issued in the name of the Holder shall be made only to or upon the order in writing of the Holder thereof and such payment shall be a complete discharge to the Corporation for the amounts so paid.

(b) The Holder for the time being of any Debenture shall be entitled to the then-owing principal and interest evidenced by such Debenture, free from all equities or rights of set-off or counterclaim between the Corporation and the original or any intermediate Holder thereof (except any equities of which the Corporation is required to take notice by law) and all Persons may act accordingly and a transferee of a Debenture shall, after the appropriate form of transfer is lodged with the Corporation and upon compliance with all other conditions required herein or by law, be entitled to be entered on the appropriate register as the owner of such Debenture free from all equities or rights of set-off or counterclaim between the Corporation and the transferor or any previous Holder thereof, save in respect of equities of which the Corporation is required to take notice by statute or by order of a court of competent jurisdiction.

2.8 Exchange of Debentures

(a) Debentures of any denomination may be exchanged for Debentures of any other authorized denomination or denominations, any such exchange to be for Debentures of an equivalent aggregate principal amount. Exchanges of Debentures may be made at the location of the register of Holders set forth in subsection 2.9(a). Any Debentures tendered for exchange shall be surrendered to the Corporation and shall be cancelled. The Corporation shall execute all Debentures necessary to carry out such exchanges.

(b) Except as otherwise provided herein, upon any exchange of Debentures of any denomination for Debentures of any other authorized denominations and upon any transfer of Debentures, the Corporation may make a sufficient charge to reimburse it for any stamp tax, security transfer tax or other governmental charge required to be paid, and in addition a reasonable charge for its services for each Debenture exchanged or transferred, and payment of such charges shall be made by the party requesting such exchange or transfer as a condition

precedent thereto.

(c) Notwithstanding the foregoing, no charge (other than for insurance on any Debentures forwarded by mail) shall be made by the Corporation for any exchange, registration or transfer of any Debenture applied for within a period of 30 days from the date of the last issue of the Debentures.

2.9 Transfer of Debentures

(a) No transfer of a Debenture shall be valid unless made on the register of holders to be maintained by the Corporation and in accordance with applicable laws and upon compliance with the conditions herein by the registered Holder thereof or such Holder's executors, administrators or other legal representatives or his or their attorney duly appointed by an instrument in writing in form and execution satisfactory to the Corporation, upon execution by the Holder of the transfer form attached as Appendix I to this Debenture Certificate and only upon acceptance by the Corporation, acting in its entire discretion. Upon compliance with the foregoing approval, conditions and the surrender by the transferor of the Debenture Certificate representing the Debentures to be transferred at the place contemplated herein, the Corporation shall execute and deliver at the place where the relevant Debenture Certificate is surrendered or, if so required by the transferee, send by mail (at the risk of the transferee) to such address as the transferee may specify, a new Debenture Certificate registered in the name of the transferee evidencing such transferred Debentures. If less than all the Debentures evidenced by the Debenture Certificate so surrendered are transferred, the transferor shall be entitled to receive, in the same manner, a new Debenture Certificate registered in his name evidencing the Debentures not so transferred. All Debenture Certificates surrendered for registration of transfer shall be cancelled.

(b) Notwithstanding anything contained herein, the Corporation shall not register any transfer of a Debenture if (a) prior to such transfer, the Corporation has not first consented to the transfer in writing (which consent is at the entire discretion of the Corporation) and (b) it has reasonable grounds to believe that such transfer is otherwise not in accordance with applicable law.

(c) The Debentures have not been and will not be registered under the United States Securities Act of 1933, as amended (the "**1933 Act**") or the securities laws of any state of the United States and cannot be offered, sold, pledged or otherwise transferred or assigned in the United States or to or for the account of a U.S. person unless registered under the 1933 Act and the securities laws of all applicable states or unless an exemption from such registration requirements is available.

2.10 Replacement of Debentures

If any of the Debentures shall become mutilated or be lost, stolen or destroyed, the Corporation in its discretion, may issue and deliver a new Debenture upon surrender and cancellation of the mutilated Debenture, or, in the case of a lost, stolen or destroyed Debenture, in lieu of and in substitution for the same, and the substituted Debenture shall be of like tenor and maturity as this Debenture Certificate and the Holders thereof shall be entitled to the benefits equally with all other Debentures issued. In case of loss, theft or destruction, the applicant for a new Debenture shall furnish to the Corporation such evidence of such loss, theft or destruction as shall be satisfactory to the Corporation in its discretion, acting reasonably, and the applicant shall also furnish an indemnity in an amount and form satisfactory to the Corporation in its discretion, acting reasonably. The applicant shall pay all expenses incidental to the issuance of any such new Debenture.

2.11 Agreement to Subordinate

The Corporation covenants and agrees, and each Debentureholder, by its acceptance of any Debentures, likewise agrees that the payment of the principal of and any interest on the Debentures is hereby expressly subordinated, to the extent and in the manner set forth in any subordination agreement or priority agreement and as hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness. The Corporation shall be entitled, without the consent of the Debentureholders, to create and issue additional (secured or unsecured) Debentures of an unlimited amount which ranks *pari passu* with (or junior to) the indebtedness represented by the Debentures.

2.12 Distribution on Insolvency or Liquidation

In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings relating to the Corporation, or to its property or assets, or in the event of any proceedings for dissolution, voluntary liquidation or termination or other winding-up of the Corporation:

(a) the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal thereof, premium or penalty (or any other amount payable under such Senior Indebtedness), if any, and interest due thereon, before the Debentureholders are entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of any of the Debentures;

(b) any payment by, or distribution of assets of, the Corporation of any kind or character, whether in cash, property or securities (other than securities of the Corporation or any other person provided for by a plan of reorganization or readjustment, the payment of which is subordinate at least to the extent provided herein with respect to the Debentures, to the payment of all Senior Indebtedness, provided that (i) the Senior Indebtedness is assumed by the new person, if any, resulting from such reorganization or readjustment and (ii) without prejudice to the rights of such holders with respect to any such plan (including without limitation as to whether or not to approve same and on what conditions to do so), the rights of the holders of Senior Indebtedness are not altered adversely by such reorganization or readjustment) to which the Debentureholders would be entitled, except for the provisions of Sections 2.12 and 2.13 will be paid or delivered by the person making such payment or distribution, whether a trustee in bankruptcy, a receiver, a receiver manager, a liquidator or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the director or directors under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, rateably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness; and

(c) subject to Section 2.15, if, notwithstanding the foregoing, any payment by, or distribution of assets of, the Corporation of any kind or character, whether in cash, property or securities (other than securities of the Corporation as reorganized or readjusted or securities of the Corporation or any other person provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in Sections 2.12 and 2.13 with respect to the Debentures, to the payment of all Senior Indebtedness, provided that (i) the Senior Indebtedness is assumed by the new person, if any, resulting from such reorganization or readjustment and (ii) without prejudice to the rights of such holders with respect to any such plan (including without limitation as to whether or not to approve same and on what conditions to do so), the rights of the holders of Senior Indebtedness are not altered adversely by such reorganization or readjustment), is received by the Debentureholders before all Senior Indebtedness is paid in full, such payment or distribution will be held in trust for the benefit of, and will be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the director or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, rateably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid until such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

2.13 Subrogation of Debentures

Subject to the payment in full of all Senior Indebtedness, the Debentureholders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions of assets of the Corporation in respect of and on account of Senior Indebtedness, to the extent of the application thereto of moneys or other assets which would have been received by the Debentureholders, but for the provisions of Sections 2.12 and 2.13 hereof, until the principal of and interest on, if any, the Debentures shall be paid in full. No payment or distribution of assets of the Corporation to the Debentureholders which would be payable or distributable to the holders of Senior Indebtedness pursuant to Sections 2.12 and 2.13 shall, as among the Corporation, its creditors (other than the holders of Senior Indebtedness) and the Debentureholders, be deemed to be a payment by the Corporation to or on account of the Debentureholders, it being understood that the provisions hereof are, and are intended, solely for the purpose of defining the relative rights of the Debentureholders, on the one hand, and the holders of the Senior Indebtedness (or other indebtedness),

on the other hand. Nothing contained in this Debenture is intended to or shall impair, as between the Corporation and its creditors (other than the holders of Senior Indebtedness (or other indebtedness), the obligation of the Corporation, which is unconditional and absolute, to pay to the Debentureholders the principal of and interest on, if any, the Debentures, as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the Debentureholders and the creditors of the Corporation, other than the holders of the Senior Indebtedness (or other indebtedness), nor shall anything herein or therein prevent Debentureholders from exercising all remedies otherwise permitted by applicable law upon default under this Debenture, subject to the rights, if any, under the provisions hereof, of the holders of Senior Indebtedness upon the exercise of any such remedy.

2.14 No Set-Off

The Corporation agrees, and each Holder of a Debenture, by his acceptance thereof, likewise agrees, that it shall have no rights of set-off or counterclaim with respect to the principal of, premium, if any, and the interest on the Debentures at any time when any payment of, or in respect of, such amounts to the Holders is prohibited by the provisions of this Article 2 or is otherwise required to be paid to the holders of Senior Indebtedness (or other indebtedness) or their representative or to the trustee under any indenture under which any instruments evidencing any of such Senior Indebtedness (or other indebtedness) may have been issued, as their respective interests may appear.

2.15 Rights of Holders of Senior Indebtedness Not Impaired

No right of any present or future holder of any Senior Indebtedness to enforce the subordination herein will at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Corporation or by any non-compliance by the Corporation with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

2.16 Altering the Senior Indebtedness

The holders of the Senior Indebtedness have the right to extend, renew, modify or amend the terms of the Senior Indebtedness (or other indebtedness) or any security therefor and to release, sell or exchange such security and otherwise to deal freely with the Corporation, all without notice to or consent of the Debentureholders and without affecting the liabilities and obligations of the parties to this Debenture or the Debentureholders.

2.17 Additional Indebtedness

This Debenture does not restrict the Corporation from incurring additional indebtedness or granting liens on its properties to secure any indebtedness.

2.18 Legends on Debenture and Common Share Certificates

The Debentures and all Common Shares issuable upon conversion of the Debentures and all certificates issued in exchange therefor or in substitution thereof, if issued prior to the date that is four months and one day following the date hereof shall bear the following legends:

> "UNLESS PERMITTED UNDER SECURITIES LEGISLATION THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE DECEMBER 15, 2017."

Article 3
(INTENTIONALLY DELETED)

Article 4
COVENANTS OF THE CORPORATION

4.1 General Covenants

The Corporation covenants with the Debentureholders as follows:

(a) the Corporation will duly and punctually pay or cause to be paid to every Holder the principal of and interest accrued on the Debentures (including, in the case of default, interest on the amount in default) on the dates,

at the places, and in the manner mentioned herein;

(b) the Corporation will use its reasonable best efforts to preserve and maintain its corporate existence and will carry on and conduct its business in a proper and efficient manner;

(c) the Corporation will use its reasonable best efforts to remain a reporting issuer not in default of the requirements of the applicable securities laws in the Canadian jurisdictions in which the Corporation is currently a reporting issuer and to ensure that the Corporation shall make all requisite filings under applicable securities legislation necessary to remain a reporting issuer not in default;

(d) the Corporation shall, so long as any Debentures remain outstanding, reserve and there shall remain unissued out of its authorized capital, a sufficient number of Common Shares to satisfy the right of the exercise of the Warrants herein provided for and when issued and delivered as directed, such Common Shares shall be issued as fully paid and non-assessable Common Shares, upon exercise of the Warrants;

(e) the Corporation will furnish to each of the Debentureholders a copy of all financial statements, whether annual or quarterly, of the Corporation and the report if any, of the Corporation's auditors thereon at the same time as they are furnished to the Shareholders after the date hereof and prior to the Maturity Date;

(f) the Corporation will forthwith notify the Holders in writing in the event (i) of the occurrence of an Event of Default or of any event or circumstance that, with the giving of notice or lapse of time or both, would constitute an Event of Default and (ii) that the Corporation changes its name or the location of its principal office; and

(g) the Corporation will duly and punctually perform and carry out all of the acts or things to be done by it, and perform all covenants required to be performed by it as provided in this Debenture.

Article 5
DEFAULT AND ENFORCEMENT

5.1 Events of Default

Each of the following events is, for the purposes of the Debentures, an "**Event of Default**":

(a) if any payment on account of principal owing on any Debenture is not paid when the same becomes due under any provision hereof or of such Debenture; or

(b) if any payment on account of interest owing on any Debenture which is due is not made within FIFTEEN (15) Business Days of the date same becomes due under any provision hereof or such Debenture; or

(c) if the Corporation is in default in observing or performing any other covenant or condition of this Debenture on its part to be observed or performed and if such default continues for a period of 30 days after notice in writing has been given to the Corporation by the Debentureholder specifying such default and requiring the Corporation to rectify the same, unless the Debentureholder (having regard to the subject matter of the default) shall have agreed to a longer period and, in such event for the longer period agreed to by the Debentureholder; or

(d) if an order shall be made or an effective resolution passed for the winding-up, liquidation or dissolution of the Corporation, except in the course of carrying out or pursuant to a transaction which is otherwise permitted herein;

(e) if the Corporation commences or institutes proceedings to be adjudicated or declared a bankrupt or insolvent, or if the Corporation shall make a general assignment for the benefit of its creditors or a proposal under the *Bankruptcy and Insolvency Act* (Canada), or shall be declared bankrupt or becomes insolvent or consents to the institution of bankruptcy or insolvency proceedings against it under such Act or any other bankruptcy, insolvency or analogous laws, or petitions or applies to any tribunal for the appointment of a receiver, receiver-manager, receiver and manager, custodian, liquidator or trustee, or a person with like powers, or if the Corporation passes any resolution for its winding-up or liquidation, or commences any proceeding relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute, or admits in writing its inability to pay its debts generally as they become due or by any act indicates its consent to, approval of, or acquiescence in, any such proceedings for a substantial portion of its property,

or if a receiver and manager, liquidator, trustee, custodian or sequestrator or any other Person with similar powers shall be appointed (and such appointment is not dismissed or stayed by the Corporation within 30 days) in respect of the Corporation or of the property of the Corporation; or

(f) if an encumbrancer shall take possession of the property of the Corporation, or if a distress or execution or any similar process shall be levied or enforced against the property of the Corporation or any part thereof and remain unsatisfied for such period as would permit such property or such part thereof to be sold thereunder; or

(g) if a material default under any indenture or instrument under which the Corporation has at the time of issue of this Debenture or shall hereafter have outstanding or any material indebtedness or liability for borrowed money shall happen and be continuing, and such indebtedness or liability shall have become accelerated or be or become due and payable prior to the date on which the same would otherwise have become due and payable; or

(h) if an order is made or legislation enacted by a competent body having authority for the expropriation, confiscation, forfeiture, escheating, other taking or compulsory divestiture, whether or not with compensation, of all or any portion of the assets of the Corporation which is material having regard to the net value of the assets of the Corporation and such order or legislation remains in effect and has not been stayed by a court of competent jurisdiction for a period of more than 30 days from the day of pronouncement of the order or enactment of the legislation, as the case may be; or

(i) if any of the Debentures shall become unenforceable, or be alleged by the Corporation to be unenforceable.

5.2 Notice of Events of Default

(a) If an Event of Default shall occur and is continuing, the Corporation shall, within TEN (10) Business Days after it becomes aware of the occurrence of such Event of Default, give notice thereof to the Debentureholders.

(b) Where notice of the occurrence of an Event of Default has been given and the Event of Default is thereafter cured, notice that the Event of Default is no longer continuing shall be given by the Corporation to the Debentureholders within 10 Business Days after the Event of Default has been cured.

5.3 Acceleration on Default

If any Event of Default has occurred and is continuing, the Holders of more than 50% of the principal amount of the Debentures may, by notice in writing to the Corporation, declare the principal of and interest on the Debentures then outstanding and any other moneys payable thereunder, to be due and payable and the same shall forthwith become immediately due and payable to the Debentureholders, and the Corporation shall pay forthwith to the Debentureholders the principal of and accrued and unpaid interest on such Debentures and all other moneys payable thereunder, together with subsequent interest thereon at the rate borne by the Debentures from the date of such declaration until payment is received by the Debentureholders. Such payment when made shall be deemed to have been made in discharge of the Corporation's obligations hereunder.

5.4 Waiver of Default

If an Event of Default shall have occurred, the Holders of more than 50% of the principal amount of the Debentures then outstanding shall have the power (in addition to the powers exercisable by Extraordinary Resolution as hereinafter provided) by instrument signed by such Holders to waive any Event of Default hereunder and/or to cancel any declaration pursuant to Section 6.3 and the Debentureholders shall thereupon waive the Event of Default and/or cancel such declaration upon such terms and conditions as such Debentureholders shall prescribe.

5.5 Enforcement by an Appointed Person

(a) if the Corporation shall fail to pay to the Debentureholders, within 30 days after the same shall have been declared to be due and payable under Section 6.3, the principal and interest on all Debentures then outstanding, together with any other amounts due hereunder, a person or persons authorized pursuant to an Extraordinary Resolution (an "**Appointed Person**") may proceed in its name as Appointed Person hereunder to obtain or enforce payment of the said principal of and interest on all the Debentures then outstanding

together with any other amounts due hereunder by such proceedings authorized by this Debenture or by law or equity as the Appointed Person in such request shall have been directed to take, or if such request contains no such direction.

(b) The Appointed Person shall be entitled and empowered, either in its own name or as trustee of an express trust or as attorney-in-fact for the Debentureholders or in any one or more of such capacities, to file such proof of debt, amendment of proof of debt, claim, petition or other document as may be necessary or advisable in order to have the claims of the Appointed Person and of the Holders allowed in any insolvency, bankruptcy, liquidation or other judicial proceedings relative to the Corporation or its creditors or relative to or affecting its property. Effective only upon an Event of Default hereunder, the Appointed Person is hereby irrevocably appointed (and the successive respective Holders by taking and holding the same shall be conclusively deemed to have so appointed the Appointed Person) the true and lawful attorney-in-fact of the respective Holders with authority to make and file in the respective names of the Holders or on behalf of the Holders as a class, subject to deduction from any such claims of the amounts filed by any of the Holders themselves, any proof of debt, amendment of proof of debt, claim, petition or other document in any such proceedings and to receive payment of any sums becoming distributable on account thereof and to execute any such acts and things for and on behalf of such Holders, as may be necessary or advisable in the opinion of the Appointed Person, in order to have the respective claims of the Appointed Person and of the Holders against the Company or its property allowed in any such proceeding and to receive payment of or on account of such claims; provided however that nothing contained in this Debenture shall be deemed to give to the Appointed Person, unless so authorized by Extraordinary Resolution, any right to accept or consent to any plan or reorganization or otherwise by action of any character in such proceeding or waive or change in any way any right of the Debentureholders.

5.6 Debentureholders May Not Sue

No Holder of any Debenture shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized or permitted by this Debenture or by law or by equity for the purpose of enforcing payment of principal or interest owing on any Debenture or for the execution of any trust or power hereunder, unless:

(a) the Debentureholders, by Extraordinary Resolution, shall have made a request to an Appointed Person to take action hereunder, and such Appointed Person shall have been offered a reasonable opportunity either itself to proceed to exercise the powers hereinbefore granted or to institute an action, suit or proceeding in its name for such purpose; and

(b) such Appointed Person shall have failed to act within a reasonable time thereafter.

In such event but not otherwise, any Debentureholder, acting on behalf of itself and all other Debentureholders, shall be entitled to take proceedings in any court of competent jurisdiction such as the Appointed Person might have taken under Section 6.5, but in no event shall any Debentureholder or combination of Debentureholders have any right to take any other remedy or proceedings out of court it being understood and intended that no one or more Holders of Debentures shall have any right in any manner whatsoever to enforce any right hereunder or under any Debenture except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by an Appointed Person, except only as herein provided, and in any event for the equal benefit of all Holders of outstanding Debentures.

5.7 Application of Moneys

Unless otherwise provided herein, any moneys arising from any enforcement hereof, whether by the Appointed Person or any Holder of a Debenture, shall be held in trust and applied together with any moneys then or thereafter available for the purpose, as follows:

(a) first, in payment or reimbursement to the Appointed Person of the remuneration, expenses, disbursements and advances of the Appointed Person earned, incurred or made in the administration or execution of the trusts hereunder or otherwise herein provided;

(b) second, in or towards payment of the principal of all of the Debentures then outstanding, thereafter in or towards payment of the accrued and unpaid interest and interest on overdue interest on such Debentures,

or if the Debentureholders, by instrument signed by the Holders of more than 66 2/3% of the principal amount of the Debentures then outstanding or by Extraordinary Resolution passed at a meeting of Debentureholders, shall have directed payments to be made in accordance with any other order of priority, or without priority as between principal, interest and any additional amounts, then such moneys shall be applied in accordance with such direction; and

(c) third, the surplus (if any) of such moneys shall be paid to the Corporation or as it may direct.

5.8 Distribution of Moneys

Subject to subsection 5.7(a), payments to Holders of Debentures pursuant to subsection 6.7(b) shall be made as follows:

(a) at least 15 days' notice of every such payment shall be given in the manner provided in Article 10 specifying the date and time when and the place or places where such payment is to be made and the amount of the payment and the application thereof as between principal and interest;

(b) payment of any Debenture shall be made upon presentation thereof at the principal office of the Appointed Person and any such Debenture thereby paid in full shall be surrendered, otherwise a notation of such payment shall be endorsed thereon; but the Appointed Person may in its discretion dispense with presentation and surrender or endorsement in any special case upon receipt by it of such indemnity as it shall consider sufficient; and

(c) from and after the date of payment specified in the notice, interest shall accrue only in respect of such amount which is owing and is duly presented on or after the date so specified and payment of such amount is not made.

5.9 Remedies Cumulative

No remedy herein conferred upon or reserved to the Appointed Person or the Holders of Debentures is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing by law or by statute.

5.10 Immunity of Certain Persons

The Debentureholders and the Appointed Person waive and release any right, cause of action or remedy now or hereafter existing in any jurisdiction against any past, present or future incorporator, shareholder, director, officer, employee or agent of the Corporation and the Shareholders or of any Successor Corporation for the payment of the principal of or interest on any of the Debentures or on any covenant, agreement, representation or warranty by the Corporation contained herein.

5.11 Judgment Against the Corporation

In the case of any judicial or other proceedings to obtain judgment for the principal of or interest on the Debentures, judgment may be rendered against the Corporation in favour of the Debentureholders or in favour of the Appointed Person, as trustee for the Debentureholders, for any amount which may remain due in respect of the Debentures.

Article 6
SATISFACTION AND DISCHARGE

6.1 Cancellation and Destruction

All matured Debentures shall forthwith after payment thereof be delivered to the Corporation and cancelled by it. All Debentures which are cancelled or required to be cancelled under this or any other provision of this Debenture shall, on receipt, be destroyed by the Corporation.

6.2 Non-Presentation of Debentures

If the Holder of any Debenture shall fail to present the same for payment on the date on which the principal thereof and/or the interest thereon or represented thereby becomes payable, at Maturity, or shall not accept payment on account thereof and give such receipt therefor (if any) as the Corporation may require, the Corporation shall be entitled to set

aside the principal moneys and/or the interest as the case may be, in trust to be paid to the Holder of such Debenture upon due presentation and surrender thereof in accordance with the provisions of this Debenture; and thereupon the principal moneys and/or the interest payable on or represented by each Debenture in respect whereof such moneys have been set aside shall be deemed to have been paid and thereafter such Debentures shall not be considered as outstanding hereunder and the Holders thereof shall thereafter have no right in respect thereof except that of receiving payment of the moneys so set aside by the Corporation (without interest thereon) upon due presentation and surrender thereof, subject always to the provisions of Section 6.3.

6.3 Repayment of Unclaimed Moneys

Any moneys set aside under Section 6.2 and not claimed by and paid to Holders of Debentures within six years after the date of such setting aside shall, subject to applicable law, be repaid to the Corporation and thereafter the Holders of the Debentures in respect of which such moneys were so paid to the Corporation shall have no rights in respect thereof except to obtain payment of such moneys without interest thereon from the Corporation.

6.4 Discharge

Upon the payment by the Corporation of all of the principal and interest due on the Debentures (including interest on amounts in default), at the expense of the Corporation, the Holder shall, at the request of the Corporation, execute and deliver to the Corporation such deeds or other instruments as shall be necessary to evidence the satisfaction and discharge of the Debentures and to release the Corporation from its covenants contained herein.

Article 7
SUCCESSOR CORPORATIONS

7.1 Certain Requirements in Respect of Merger, etc.

The Corporation shall not enter into any transaction (whether by reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of such amalgamation or merger, of the continuing company resulting therefrom (the "**Successor Corporation**"), unless:

(a) the Successor Corporation shall execute, prior to or contemporaneously with the completion of such transaction, such other instruments as in the opinion of Counsel are necessary or advisable to evidence the assumption by the Successor Corporation of the liability for the due and punctual payment of all the Debentures and the interest thereon and all other moneys payable hereunder and the covenant of such Successor Corporation to pay the same and its agreement to observe and perform all the covenants and obligations of the Corporation under this Debenture; and

(b) no condition or event shall exist in respect of the Corporation or the Successor Corporation, either at the time of such transaction or immediately thereafter after giving full effect thereto, which constitutes or would, after the giving of notice or the lapse of time or both, constitute an Event of Default hereunder.

7.2 Vesting of Powers in Successor

Whenever the conditions of Section 7.1 have been duly observed and performed, the Corporation shall execute and deliver such required documentation and thereupon:

(a) the Successor Corporation shall possess and from time to time may exercise each and every right and power of the Corporation under the Debentures in the name of the Corporation or otherwise, and any act or proceeding by any provision of the Debentures required to be done or performed by the Corporation may be done and performed with like force and effect by such Successor Corporation; and

(b) the Corporation shall be released and discharged from liability under the Debentures.

Article 8
MEETINGS OF DEBENTUREHOLDERS

8.1 Right to Convene Meetings

Any Debentureholder or the Corporation may at any time and from time to time convene a meeting of the Debentureholders. Every such meeting called upon the request of the Corporation or the Debentureholders shall be held in the City of Toronto, Ontario and every meeting called pursuant to a Debentureholders' Request shall be held in the City of Toronto, Ontario or at such other place as may be approved or determined by the Corporation.

8.2 Notice of Meeting

Subject to Section 8.11, not more than 45 and not less than 10 days' notice of any meeting shall be given to the Debentureholders. Such notice shall state the time when and the place where the meeting is to be held and shall state briefly the general nature of the business to be transacted thereat but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed at the meeting or any of the provisions of this Article.

8.3 Chairman

An individual, who need not be a Debentureholder, nominated in writing by the Debentureholders shall be chairman of the meeting and if no individual is so nominated or if the individual so nominated is unable or unwilling to act or if the individual so nominated is not present within 15 minutes from the time fixed for the holding of the meeting, the Debentureholders present in person or by proxy shall choose an individual present to be chairman.

8.4 Quorum

At any meeting of the Debentureholders other than a meeting convened for the purpose of considering a resolution proposed to be passed as an Extraordinary Resolution, as to which the provisions of Section 8.11 shall be applicable, a quorum shall consist of Debentureholders present in person or by proxy and representing at least 25% in principal amount of the outstanding Debentures. If a quorum of the Debentureholders shall not be present within 30 minutes from the time fixed for holding any such meeting, the meeting, if convened by the Debentureholders or pursuant to a Debentureholders' Request shall be dissolved; but in any other case the meeting shall be adjourned to the same day in the next week (unless such day is not a Business Day, in which case it shall be adjourned to the next following Business Day) at the same time and place. At the adjourned meeting the Debentureholders present in person or by proxy shall form a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent 25% of the principal amount of the outstanding Debentures.

8.5 Power to Adjourn

The chairman of any meeting at which a quorum of the Debentureholders is present may, with the consent of the Holders of a majority in principal amount of the Debentures represented thereat, adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

8.6 Show of Hands

Every question submitted to a meeting shall be decided in the first place by a majority of the votes given on a show of hands except that votes on Extraordinary Resolutions shall be given in the manner hereinafter provided. At such meeting, unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact, absent manifest error.

8.7 Poll

On every Extraordinary Resolution, and on any other question submitted to a meeting, when demanded by the chairman or by one or more Debentureholders and/or proxies for Debentureholders holding at least 5% of the principal amount of the Debentures represented thereat, a poll shall be taken in such manner as the chairman shall direct. Questions other than Extraordinary Resolutions shall, if a poll is taken, be decided by the votes of the holders of a majority in principal amount of the Debentures represented at the meeting and voted on the poll.

8.8 Voting

On a show of hands every Person who is present and entitled to vote, whether as a Debentureholder or as proxy, shall have one vote. On a poll, each Debentureholder present in person or represented by a duly appointed proxy shall be entitled to one vote in respect of each FIVE THOUSAND DOLLARS ($5,000) principal amount of Debentures of which he shall then be the Holder. A proxy need not be a Debentureholder. In the case of joint registered Holders of a Debenture, any one of them present in person or by proxy at the meeting may vote in the absence of the other or others; but in case more than one of them is present in person or by proxy, they shall vote together in respect of the Debentures of which they are joint registered Holders.

8.9 Corporation May Be Represented

The Corporation, represented by any of its officers or directors, and the legal advisers of the Corporation may attend any meeting of the Debentureholders, but shall have no vote as such.

8.10 Powers Exercisable by Extraordinary Resolution

In addition to the powers conferred upon them by any other provisions of this Debenture or by law, a meeting of the Debentureholders shall have the following powers exercisable from time to time by Extraordinary Resolution:

(a) power to approve any change whatsoever proposed by the Corporation in any of the provisions of the Debentures and any modification, abrogation, alteration, compromise or arrangement of the rights of the Debentureholders against the Corporation or against its undertaking, property and assets secured hereby or any part thereof, whether such rights arise under the Debentures or otherwise;

(b) power to direct or authorize a Person, who may be a Debentureholder, to exercise any power, right, remedy or authority provided for herein in any manner specified in such Extraordinary Resolution or to refrain from exercising any such power, right, remedy or authority;

(c) power to waive any default or Event of Default hereunder;

(d) power to restrain any Debentureholder from taking or instituting any suit, action or proceeding for the purpose of enforcing payment of the principal or interest of any Debenture, or for the execution of any trust or power hereunder;

(e) power to direct any Debentureholder who, as such, has brought any action, suit or proceeding to stay or discontinue or otherwise deal with the same in the manner directed by such Extraordinary Resolution upon payment, if the taking of such action, suit or proceeding shall have been permitted by Section 6.6, of the costs, charges and expenses reasonably and properly incurred by such Debentureholder in connection therewith;

(f) power to appoint a committee (and to remove any committee so appointed) and to delegate to such committee (subject to such limitations, if any, as may be prescribed in such Extraordinary Resolution) all or any of the powers which the Debentureholders may exercise by Extraordinary Resolution under this Section 8.10; the Extraordinary Resolution making such appointment may provide for payment of the expenses and disbursements of and compensation to such committee; such committee shall consist of such number of individuals (who need not be Debentureholders) as shall be prescribed in the Extraordinary Resolution appointing it; subject to the Extraordinary Resolution appointing it, every such committee may elect its chairman and may make regulations respecting its quorum, the calling of its meetings, the filling of vacancies occurring in its number, the manner in which it may act and its procedure generally and such regulations may provide that the committee may act at a meeting at which a quorum is present or may act by resolution signed in one or more counterparts by a majority of the members thereof or the number of members thereof necessary to constitute a quorum, whichever is the greater; all acts of any such committee within the authority delegated to it shall be binding upon all Debentureholders;

(g) power to agree to any compromise or arrangement with any creditor or creditors or any class or classes of creditors, whether secured or otherwise, and with holders of units or other securities of the Corporation;

(h) power to authorize the distribution in specie of any shares, bonds, debentures or other securities or obligations and/or cash or other consideration received or the use or disposition of the whole or any part of such shares, bonds, debentures or other securities or obligations and/or cash or other consideration in such manner and for

such purpose as may be considered advisable and specified in such Extraordinary Resolution; and

(i) power to amend, alter or repeal any Extraordinary Resolution previously passed or approved by the Debentureholders or by any committee appointed pursuant to subsection 8.10(f).

8.11 Meaning of "Extraordinary Resolution"

(a) The expression "Extraordinary Resolution" when used herein means, subject as hereinafter provided in this Article 8, a resolution proposed to be passed as an Extraordinary Resolution at a meeting of Debentureholders duly convened for the purpose and held in accordance with the provisions of this Article 8 at which the Holders of more than 25% of the principal amount of the Debentures then outstanding are present in person or by proxy and passed by the favourable votes of the Holders of more than 66 2/3% of the principal amount of Debentures represented at the meeting and voted on a poll upon such resolution.

(b) If at any such meeting the Holders of more than 25% of the principal amount of the Debentures then outstanding are not present in person or by proxy within 30 minutes after the time appointed for the meeting, then the meeting, if convened by the Debentureholders or pursuant to a Debentureholders' Request shall be dissolved; but in any other case it shall be adjourned to such date, being not less than 7 nor more than 21 days later, and to such place and time as may be appointed by the chairman. Not less than 3 days' notice shall be given of the time and place of such adjourned meeting in the manner provided in Article 10. Such notice shall state that at the adjourned meeting the Debentureholders present in person or by proxy shall form a quorum, but it shall not be necessary to set forth the purposes for which the meeting was originally called or any other particulars. At the adjourned meeting, the Debentureholders present in person or by proxy shall form a quorum and may transact the business for which the meeting was originally convened and a resolution proposed at such adjourned meeting and passed in accordance with subsection 8.11(a) shall be an Extraordinary Resolution within the meaning of this Debenture, notwithstanding that the Holders of more than 25% of the principal amount of the Debentures then outstanding are not present in person or by proxy at such adjourned meeting.

(c) Votes on an Extraordinary Resolution shall always be given on a poll and no demand for a poll on an Extraordinary Resolution shall be necessary.

8.12 Powers Cumulative

It is hereby declared and agreed that any one or more of the powers and/or any combination of the powers in this Debenture stated to be exercisable by the Debentureholders by Extraordinary Resolution or otherwise may be exercised from time to time and the exercise of any one or more of such powers or any combination of powers from time to time shall not be deemed to exhaust the right of the Debentureholders to exercise the same or any other such power or powers or combination of powers thereafter from time to time.

8.13 Minutes

Minutes of all resolutions and proceedings at every meeting of Debentureholders shall be made and duly entered in books to be provided for that purpose at the expense of the Corporation, and any such minutes, if signed by the chairman of the meeting at which such resolutions were passed or proceedings had, or by the chairman of the next succeeding meeting of the Debentureholders, shall be *prima facie* evidence of the matters therein stated and, until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed or proceedings had thereat to have been duly passed and had.

8.14 Signed Instruments

Any action which may be taken and any power which may be exercised by the Debentureholders at a meeting held as hereinbefore in this Article provided may also be taken and exercised by the Holders of more than 66 2/3% of the principal amount of the outstanding Debentures by a signed instrument and the expression "Extraordinary Resolution" when used in this Debenture shall include an instrument so signed. Notice of any Extraordinary Resolution passed in accordance with this Section 8.14 shall be given by the Corporation to the Holders of Debentures affected thereby within THIRTY (30) days of the date on which such Extraordinary Resolution was passed.

8.15 Binding Effect of Resolutions

Every resolution and every Extraordinary Resolution passed in accordance with the provisions of this Article 8 at a meeting of Debentureholders shall be binding upon all the Debentureholders, whether present at or absent from such meeting, and every instrument signed by Debentureholders in accordance with Section 8.14 shall be binding upon all the Debentureholders, whether signatories thereto or not and each and every Debentureholder shall be bound to give effect to every such resolution, Extraordinary Resolution and instrument.

8.16 Evidence of Rights of Debentureholders

Any request, direction, notice, consent or other instrument which this Debenture may require or permit to be signed or executed by the Debentureholders may be in any number of concurrent instruments of similar tenor and may be signed or executed by such Debentureholders in person or by attorney duly appointed in writing. Proof of the execution of any such request, direction, notice, consent or other instrument or of a writing appointing any such attorney shall be sufficient for any purpose of this Debenture if made in the following manner, namely, the fact and date of the execution by any Person of such request, direction, notice, consent or other instrument or writing may be proved by the certificate of any notary public, or other officer authorized to take acknowledgments of deeds to be recorded at the place where such certificate is made, that the Person signing such request, direction, notice, consent or other instrument or writing acknowledged to him the execution thereof, or by an affidavit of a witness of such execution.

Article 9
NOTICES

9.1 Notice to the Corporation

Any notice to the Corporation under the provisions of this Debenture shall be valid and effective if delivered personally to, if telecopied to, or, subject to Section 9.3, if given by registered mail, postage prepaid, addressed to, the Corporation at PO Box 2029, Suite 1820, 20 Eglinton Avenue W., Toronto, ON M4R 1K8, Attention: Mr. Ross Orr, Facsimile No. (416) 596-9840, and shall be deemed to have been given on the date of delivery, or, if telecopied, on the second Business Day following the date of transmission, or on the fifth Business Day after such letter has been mailed, as the case may be. The Corporation may from time to time notify the Holders of a change in address which thereafter, until changed by further notice, shall be the address of the Corporation for all purposes of this Debenture.

9.2 Notice to Debentureholders

Except as otherwise expressly provided herein, all notices to be given hereunder with respect to the Debentures shall be valid and effective if such notice is delivered personally or, subject to Section 9.3, sent by first class mail, postage prepaid, addressed to such Holders at their post office addresses appearing in any of the registers hereinbefore mentioned. Any notice so delivered or sent by mail shall be deemed to have been given on the day upon which it is delivered or mailed, as the case may be. Any accidental error, omission or failure in giving or in delivering or mailing any such notice or the non-receipt of any such notice by any Debentureholder or Holders shall not invalidate or otherwise prejudicially affect any action or proceeding founded thereon.

9.3 Mail Service Interruption

If the Corporation determines that mail service is or is threatened to be interrupted at the time when the Corporation is required or elects to give any notice to the Debentureholders hereunder, the Corporation shall, notwithstanding the provisions hereof, give such notice at the Corporation's expense by means of publication in The Globe and Mail, national edition, or any other English language daily newspaper or newspapers of general circulation in Canada and any notice so published shall be deemed to have been given on the first date on which the publication takes place. If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Corporation would be unlikely to reach its destination in a timely manner, such notice shall be valid and effective only if delivered personally in accordance with Section 9.1.

IN WITNESS WHEREOF BACTECH ENVIRONMENTAL CORPORATION has caused this Debenture to be signed by an authorized officer as of the **14th day of August, 2017.**

BACTECH ENVIRONMENTAL CORPORATION

By: ______________________________

Authorized Signatory

APPENDIX 1

FORM OF TRANSFER

**** SUBJECT TO THE ACCEPTANCE OF THE CORPORATION ****

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto (insert name of the transferee) ______________________________________(the "Transferee")

of (insert residential address) ____

$________________ principal amount of 12% Unsecured Debentures Series II of BacTech Environmental Corporation (the "Corporation") registered in the name of the undersigned on the register of Debentures represented by the within certificate, and irrevocably appoints:

____

as the attorney of the undersigned to transfer the said Debentures on the books or register of transfer for the Debentures of the Corporation, with full power of substitution.

DATED the _____ day of ___________________, 201_____.

Signature of Debentureholder

Signature Guaranteed By:

____

(Signature of Debentureholder to be the same as appears on the face of this Debenture Certificate)

____

**** SUBJECT TO THE ACCEPTANCE OF THE CORPORATION ****

Notes to Debentureholders:

1. In order to transfer the Debentures represented by this certificate, this transfer form must be delivered to the Corporation.

2. The signature to this transfer form must correspond with the name as written on the face of this Debenture certificate without alteration, enlargement or change whatsoever.

3. The signature to this transfer form must be guaranteed by a Canadian Schedule I chartered bank or an eligible guarantor institution with membership in an approved signature guarantee medallion program.

APPENDIX 2

NET SMELTER RETURN

TO: **The holder of 12% Unsecured Debentures Series II**

The Corporation and its subsidiary, being its 98% owned Bolivian subsidiary Empresa Minera Ambiental BacTech S.A. ("EMABSA" or the "Corporation's Subsidiary")), **HEREBY GRANT** to the holders of , on an aggregate basis, 12% Unsecured Debentures Series II, a Net Smelter Return equal to 1.25% of the revenues paid to the Corporation's Subsidiary less charges for treatment and handling, from the production of mineral concentrate sold with the main metal component being tin, silver and copper, the whole as more fully described below (with additional details on the mechanics of the calculation of the NSR available at the offices of the Corporation and available at Closing) (the "NSR"). The NSR shall be distributed on a pro-rata basis over the aggregate face value of the 12% Unsecured Debentures Series II, which are limited to 60 Debentures (in denominations of $5,000 per Debenture)for a total face value of $300,000 (and up to an additional 10 Debentures to be issued at the discretion of the Corporation for a total aggregate face value of $350,000). The NSR is to paid quarterly in arrears, on a pro-rata basis, to the holders of the 12% Unsecured Debentures Series II. The production which is the object of the NSR is sourced from the Antiguo tailings which are situated at the Telamayu mill site which is situated near the town of Atocha in the Department of Potosi, in Bolivia.

The Corporation through EMABSA (ie. the Corporation's Subsidiary) has entered into an association contract with COMIBOL for Remediation of Telamayu Tailings. Telamayu is a local mill for the treatment of 3rd party ores. Telemayu and the surrounding tailings, including the Antiguo tailings, are 100% owned by Comibol, the Bolivian state mining company. There are 2 separate tailings deposits. The subject of the NSR is only for the Antigua tails only. It is estimated to contain approximately 500,000 tonnes of post-floatation material with the main metal components being tin, silver and copper. The Corporation is responsible for 100% of the Capex for the project and will be the operator of the project. 100% of the revenue of the project will flow to EMABSA for 18 months or until the repayment of the Capex debt whichever comes first. Thereafter, the Corporation and the Corporation's Subsidiary will receive 45% of the revenue and the NSR shall be calculated thereon for the life of the project.

ADDITIONAL DETAILS OF THE NSR ARE AVAILABLE AT THE OFFICES OF THE CORPORATION.

THIS GRANT IS signed by an authorized officer as of the **14th day of August, 2017**

EMPRESA MINERA AMBIENTAL BACTECH S.A. ("EMABSA")

By: ______________________
Authorized Signatory

IN CONSIDERATION OF THE FINANCING FOR EMABSA, AS CAUSED BY THE PRINCIPAL SHAREHOLDER:

BACTECH ENVIRONMENTAL CORPORATION

By: ______________________
Authorized Signatory

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE DECEMBER 15, 2017.

THE HOLDER HEREOF, BY PURCHASING THIS WARRANT, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON OR A PERSON IN THE UNITED STATES, UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. THE TERMS "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED.

Void after 5:00 p.m. Toronto time on the 14th day of AUGUST, 2022

Warrant Certificate:
2017 D-SII-001

Number of Warrants represented by this certificate:
333,500 Series D-SII Warrants

BACTECH ENVIRONMENTAL CORPORATION
(Subsisting under the laws of Canada)

This is to certify that, for value received, **NBCN Inc. In Trust For Wardon Partnership A/C 4EE629E** M100-1010 de la Gauchetière St., W. Montreal QC H3B 5J2 (the "Holder") shall have the right to purchase from BacTech Environmental Corporation (hereinafter called the "Corporation"), one fully paid and non-assessable Common Share of the Corporation **for each Series D-SII Warrant** represented hereby (individually, a "Warrant") at the price of CDN$0.05 per share (the "Exercise Price"), at any time up to 5:00 p.m. (Toronto time) on August 14, 2022 (the "Expiry Time").

The Warrants shall be subject to the following terms and conditions:

1. For the purposes of this Warrant Certificate, the term "Common Shares" means common shares without nominal or par value in the capital of the Corporation as constituted on the date hereof, provided that in the event of a change, subdivision, redivision, reduction, combination or consolidation thereof or any other adjustment under clause 8 hereof, or successive such changes, subdivisions, redivisions, reductions, combinations, consolidations or other adjustments, then subject to the adjustments, if any, having been made in accordance with the provisions of this Warrant Certificate, "Common Shares" shall thereafter mean the shares, other securities or other property resulting from such change, subdivision, redivision, reduction, combination or consolidation or other adjustment.

2. All Warrant Certificates shall be signed by an officer of the Corporation holding office at the time of signing, or any successor or replacement person and notwithstanding any change in any of the persons holding said offices between the time of actual signing and the delivery of the Warrant Certificate and notwithstanding that such officer signing may not have held office at the date of the delivery of the Warrant Certificate, the Warrant Certificate so signed shall be valid and binding upon the Corporation.

3. All rights under any of the Warrants in respect of which the right of subscription and purchase therein provided for shall not theretofore have been exercised shall wholly cease and determine and such Warrants shall be wholly void and of no valid or binding effect after the Expiry Time.

4. The right to purchase Common Shares of the Corporation pursuant to the Warrants may only be exercised by the Holder at or before the Expiry Time by:

(a) duly completing and executing a subscription substantially in the form attached hereto (the "Subscription Form"), in the manner therein indicated; and

(b) surrendering this Warrant Certificate and the duly completed and executed Subscription Form to the Corporation at PO Box 2029, Suite 1820, 20 Eglinton Avenue W., Toronto, ON M4R 1K8, together with payment of the purchase price for the Common Shares subscribed for in the form of cash or a certified cheque payable to the Corporation in an amount equal to the then applicable Exercise Price multiplied by the number of Common Shares subscribed for.

5. Upon such delivery and payment as aforesaid, the Corporation shall cause to be issued to the Holder the number of Common Shares of the Corporation to be issued and the Holder shall become a shareholder of the Corporation in respect of such Common Shares with effect from the date of such delivery and payment and shall be entitled to delivery of a certificate or certificates evidencing such shares. The Corporation shall cause such certificate or certificates to be mailed to the Holder at the address or addresses specified in the Subscription Form within five (5) business days of such delivery and payment as herein provided or, if so instructed by the Holder, held for pick-up by the Holder at the principal office of the Corporation.

6. The holding of a Warrant shall not constitute the Holder a shareholder of the Corporation nor entitle him to any right or interest in respect thereof except as herein expressly provided.

7. The Corporation covenants and agrees that until the Expiry Time, while any of the Warrants shall be outstanding, it shall reserve and there shall remain unissued out of its authorized capital a sufficient number of Common Shares to satisfy the right of purchase herein provided, as such right of purchase may be adjusted pursuant to clauses 8 and 9 hereof. All Common Shares which shall be issued upon the exercise of the right to purchase herein provided for, upon payment therefor of the amount at which such Common Shares may at the time be purchased pursuant to the provisions hereof, shall be issued as fully paid and non-assessable shares and the holders thereof shall not be liable to the Corporation or its creditors in respect thereof.

8. (a) If and whenever at any time after the date hereof and prior to the Expiry Time the Corporation shall (i) subdivide, redivide or change its then outstanding Common Shares into a greater number of Common Shares, (ii) reduce, combine or consolidate its then outstanding Common Shares into a lesser number of Common Shares or (iii) issue Common Shares (or securities exchangeable for or convertible into Common Shares) to the holders of all or substantially all of its then outstanding Common Shares by way of a stock dividend or other distribution (any of such events herein called a "Common Share

Reorganization"), then the Exercise Price shall be adjusted effective immediately after the effective date of any such event in (i) or (ii) above or the record date at which the holders of Common Shares are determined for the purpose of any such dividend or distribution in (iii) above, as the case may be, by multiplying the Exercise Price in effect on such effective date or record date, as the case may be, by a fraction, the numerator of which shall be the number of Common Shares outstanding on such effective date or record date, as the case may be, before giving effect to such Common Share Reorganization and the denominator of which shall be the number of Common Shares outstanding immediately after giving effect to such Common Share Reorganization including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would be outstanding if such securities were exchanged for or converted into Common Shares.

(b) If and whenever at any time after the date hereof and prior to the Expiry Time, the Corporation shall distribute any class of shares or rights, options or warrants or other securities (other than those referred to above), evidences of indebtedness or property (excluding cash dividends paid in the ordinary course) to holders of all or substantially all of its then outstanding Common Shares, the number of Common Shares to be issued by the Corporation under this Warrant shall, at the time of exercise of the right of subscription and purchase under this Warrant Certificate, be appropriately adjusted and the Holder shall receive, in lieu of the number of the Common Shares in respect of which the right to purchase is then being exercised, the aggregate number of Common Shares or other securities or property that the Holder would have been entitled to receive as a result of such event, if, on the record date thereof, the Holder had been the registered holder of the number of Common Shares to which the Holder was theretofore entitled upon the exercise of the rights of the Holder hereunder.

(c) If and whenever at any time after the date hereof and prior to the Expiry Time there is a capital reorganization of the Corporation or a reclassification or other change in the Common Shares (other than a Common Share Reorganization) or a consolidation or merger or amalgamation of the Corporation with or into any other corporation or other entity (other than a consolidation, merger or amalgamation which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other securities), or a transfer of all or substantially all of the Corporation's undertaking and assets to another corporation or other entity in which the holders of Common Shares are entitled to receive shares, other securities or other property (any of such events being called a "Capital Reorganization"), the Holder, where he has not exercised the right of subscription and purchase under this Warrant Certificate prior to the effective date of such Capital Reorganization, shall be entitled to receive and shall accept, upon the exercise of such right, on such date or any time thereafter, for the same aggregate consideration in lieu of the number of Common Shares to which he was theretofore entitled to subscribe for and purchase, the aggregate number of shares or other securities or property which the Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, he had been the registered holder of the number of Common Shares to which he was theretofore entitled to subscribe for and purchase.

(d) If and whenever at any time after the date hereof and prior to the Expiry Time, any of the events set out in clause 8(a), (b) or (c) shall occur and the occurrence of such event results in an adjustment of the Exercise Price pursuant to the provisions of this clause 8, then the number of Common Shares purchasable pursuant to this Warrant shall be adjusted contemporaneously with the adjustment of the Exercise Price by multiplying the number of Common Shares then otherwise purchasable on the exercise thereof by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to the adjustment and the denominator of which shall be the Exercise Price resulting from such adjustment.

(e) If the Corporation takes any action affecting its Common Shares to which the foregoing provisions of this clause 8, in the opinion of the board of directors of the Corporation, acting in good faith, are not strictly applicable, or if strictly applicable would not fairly adjust the rights of the Holder against dilution in accordance with the intent and purposes hereof, or would otherwise materially affect the rights of the Holder of the Warrants hereunder, then the Corporation shall execute and deliver to the Holder an amendment hereto providing for an adjustment in the application of such provisions so as to adjust such rights as aforesaid in such manner as the board of directors of the Corporation may determine to be equitable in the circumstances, acting in good faith. The failure of the taking of action by the board of directors of the Corporation to so provide for any adjustment on or prior to the effective date of any action or occurrence giving rise to such state of facts will be conclusive evidence that the board of directors has determined that it is equitable to make no adjustment in the circumstances.

9. The following rules and procedures shall be applicable to the adjustments made pursuant to clause 8:

(a) any Common Shares owned or held by or for the account of the Corporation shall be deemed not be to outstanding except that, for the purposes of clause 8, any Common Shares owned by a pension plan or profit sharing plan for employees of the Corporation or any of its subsidiaries shall not be considered to be owned or held by or for the account of the Corporation;

(b) no adjustment in the Exercise Price shall be required unless a change of at least 1% of the prevailing Exercise Price would result, provided, however, that any adjustment which, except for the provisions of this clause 9(b), would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment;

(c) the adjustments provided for in clause 8 are cumulative and shall apply to successive subdivisions, consolidations, dividends, distributions and other events resulting in any adjustment under the provisions of such clause;

(d) in the absence of a resolution of the board of directors of the Corporation fixing a record date for any dividend or distribution referred to in clause 8(a)(iii) above, the Corporation shall be deemed to have fixed as the record date therefor the date on which such dividend or distribution is effected;

(e) if the Corporation sets a record date to take any action and thereafter and before the taking of such action abandons its plan to take such action, then no adjustment to the Exercise Price will be required by reason of the setting of such record date;

(f) forthwith after any adjustment to the Exercise Price or the number of Common Shares purchasable pursuant to the Warrants, the Corporation shall provide to the Holder a certificate of an officer of the Corporation certifying as to the amount of such adjustment and, in reasonable detail, describing the event requiring and the manner of computing or determining such adjustment; and

(g) any question that at any time or from time to time arises with respect to the amount of any adjustment to the Exercise Price or other adjustment pursuant to clause 8 shall be conclusively determined by a firm of independent chartered accountants (who may be the Corporation's auditors) and shall be binding upon the Corporation and the Holder.

10. At least 21 days prior to the effective date or record date, as the case may be, of any event referred to in clause 8, the Corporation shall notify the Holder of the particulars of such event and the estimated amount of any adjustment required as a result thereof.

11. On the happening of each and every such event set out in clause 8, the applicable provisions of this Warrant, including the Exercise Price, shall, ipso facto, be deemed to be amended accordingly and the Corporation shall take all necessary action so as to comply with such provisions as so amended.

12. The Corporation shall not be required to deliver certificates for Common Shares while the share transfer books of the Corporation are properly closed, having regard to the provisions of clauses 8 and 9 hereof, prior to any meeting of shareholders or for the payment of dividends or for any other purpose and in the event of the surrender of any Warrant in accordance with the provisions hereof and the making of any subscription and payment for the Common Shares called for thereby during any such period delivery of certificates for Common Shares may be postponed for not more than five (5) days after the date of the re-opening of said share transfer books. Provided, however, that any such postponement of delivery of certificates shall be without prejudice to the right of the Holder so surrendering the same and making payment during such period to receive after the share transfer books shall have been re-opened such certificates for the Common Shares called for, as the same may be adjusted pursuant to clauses 8 and 9 hereof as a result of the completion of the event in respect of which the transfer books were closed.

13. Subject as hereinafter provided, all or any of the rights conferred upon the Holder by the terms hereof may be enforced by the Holder by appropriate legal proceedings. No recourse under or upon any obligation, covenant or agreement contained herein shall be had against any shareholder or officer of the Corporation either directly or through the Corporation, it being expressly agreed and declared that the obligations under the Warrants are solely corporate obligations and that no personal liability whatever shall attach to or be incurred by the shareholders or officers of the Corporation or any of them in respect thereof, any and all rights

and claims against every such shareholder, officer or director being hereby expressly waived as a condition of and as a consideration for the issue of the Warrants.

14. The Holder may subscribe for and purchase any lesser number of Common Shares than the number of shares expressed in the Warrant Certificate. In the case of any subscription for a lesser number of Common Shares than expressed in any Warrant Certificate, the Holder hereof shall be entitled to receive at no cost to the Holder a new Warrant Certificate in respect of the balance of Warrant not then exercised. Such new Warrant Certificate shall be mailed to the Holder by the Corporation or, at its direction, the Transfer Agent, contemporaneously with the mailing of the certificate or certificates representing the Common Shares issued pursuant to clause 5.

15. If any Warrant Certificate becomes stolen, lost, mutilated or destroyed, the Corporation shall, on such terms as it may in its discretion acting reasonably impose, issue and sign a new Warrant Certificate of like denomination, tenor and date as the Warrant Certificate so stolen, lost, mutilated or destroyed for delivery to the Holder.

16. The Corporation may deem and treat the registered holder of any Warrant Certificate as the absolute owner of the Warrants represented thereby for all purposes, and the Corporation shall not be affected by any notice or knowledge to the contrary except where the Corporation is required to take notice by statute or by order of a court of competent jurisdiction. A Holder shall be entitled to the rights evidenced by such Warrant free from all equities or rights of set-off or counterclaim between the Corporation and the original or any intermediate holder thereof and all persons may act accordingly and the receipt by any such Holder of the Common Shares purchasable pursuant to such Warrant shall be a good discharge to the Corporation for the same and the Corporation shall not be bound to inquire into the title of any such Holder except where the Corporation is required to take notice by statute or by order of a court of competent jurisdiction.

17. The Corporation shall notify the Holder forthwith of any change of the Corporation's address.

18. The Holders of Warrants shall have the power from time to time by an extraordinary resolution (as hereinafter defined):

(a) to sanction any modification, abrogation, alteration or compromise of the rights of the Holders of Warrants against the Corporation which shall be agreed to by the Corporation; and/or

(b) to assent to any modification of or change in or omission from the provisions contained herein or in any instrument ancillary or supplemental hereto which shall be agreed to by the Corporation; and/or

(c) to restrain any Holder of a Warrant from taking or instituting any suit or proceedings against the Corporation for the enforcement of any of the covenants on the part of the Corporation conferred upon the Holders by the terms of the Warrants.

Any such extraordinary resolution as aforesaid shall be binding upon all the Holders of Warrants whether or not assenting in writing to any such extraordinary resolution, and each Holder of any of the Warrants shall be bound to give effect thereto accordingly. Such extraordinary resolution shall, where applicable, be binding on the Corporation which shall give effect thereto accordingly.

The Corporation shall forthwith upon receipt of an extraordinary resolution provide notice to all Holders of the date and text of such resolution. The Holders of Warrants assenting to an extraordinary resolution agree to provide the Corporation forthwith with a copy of any extraordinary resolution passed.

The expression "extraordinary resolution" when used herein shall mean a resolution assented to in writing, in one or more counterparts, by the Holders of Warrants calling in the aggregate for not less than seventy-five per cent (75%) of the aggregate number of shares called for by all of the Warrants which are, at the applicable time, outstanding.

19. All notices to be sent hereunder shall be deemed to be validly given to the Holders of the Warrants if delivered personally or if sent by registered letter through the post addressed to such holders at their post office addresses appearing in the register of Warrant holders caused to be maintained by the Corporation, and such notice shall be deemed to have been given, if delivered personally when so delivered, and if sent by post on the fifth business day next following the post thereof.

20. This Warrant Certificate shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable herein.

IN WITNESS WHEREOF the Corporation has caused this Warrant Certificate to be signed by its duly authorized officer.

DATED as of the 14th day of AUGUST , 2017.

BACTECH ENVIRONMENTAL CORPORATION

By: ____________________
Authorized Signing Officer

TRANSFER FORM

FOR VALUE RECEIVED, the undersigned transferor hereby sells, assigns and transfers unto

____
(Transferee)

____
(Address)

____
(Social Insurance Number)

__________of the Warrants registered in the name of the undersigned transferor represented by the attached Warrant Certificate.

THE UNDERSIGNED TRANSFEROR HERBY CERTIFIES AND DECLARES that the Warrants are not being offered, sold or transferred to, or for the account or benefit of, a U.S. Person (as defined in Regulation S under the United States Securities Act of 1933, as amended (the "U.S. Securities Act")) or a person within the United States unless registered under the U.S. Securities Act and any applicable state securities laws or unless an exemption from such registration is available.

DATED this ________ day of ___________, _____.

______________________ ______________________
Signature of Registered Holder (Transferor) Signature Guarantee

____
Print name of Registered Holder

____

____
Address

NOTE: The signature on this transfer form must correspond with the name as recorded on the face of the Warrant Certificate in every particular without alteration or enlargement or any change whatsoever or this transfer form must be signed by a duly authorized trustee, executor, administrator, curator, guardian, attorney of the Holder or a duly authorized signing officer in the case of a corporation If this transfer form is signed by any of the foregoing, or any person acting in a fiduciary or representative capacity, the Warrant Certificate must be accompanied by evidence of authority to sign.

All endorsements or assignments of these Warrants must be signature guaranteed by a bank or trust company or by a member of a stock exchange in Canada.

SUBSCRIPTION FORM

TO BE COMPLETED IF WARRANTS ARE TO BE EXERCISED:

The undersigned hereby subscribes for ____________________ Common Shares of BacTech Environmental Corporation according to the terms and conditions set forth in the annexed Warrant certificate (or such number of other securities or property to which such Warrant entitles the undersigned to acquire under the terms and conditions set forth in the annexed warrant certificate).

In connection with the exercise of the Warrant certificate, the undersigned represents as follows: (Please check the ONE box applicable):

☐ 1. The undersigned hereby certifies that (i) it did not acquire the Warrant while in the United States or at any time when it was a "U.S. Person" (as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the "Securities Act")), (ii) at the time of exercise, it is not within the United States and did not execute this Subscription Form while within the United States, (iii) it is not (and is not exercising the Warrant for the account or benefit of) a U.S. Person; and (iii) in connection with the exercise of the Warrant, it has in all other respects complied with the terms of Regulation S under the Securities Act.

☐ 2. The undersigned hereby certifies that (i) it was the original purchaser in the Corporation's private placement of the Units pursuant to which the Warrant was issued and at the time of such acquisition was a U.S. Person or was in the United States, (ii) it is an Accredited Investor (as defined in Rule 501(a) of Regulation D under the Securities Act) and (iii) the representations, warranties and agreements made by it to the Corporation in connection with its acquisition of the Units remain true and correct as of the date of this Subscription Form, as though such representations, warranties and agreements were made by it in connection with the exercise of the Warrant.

☐ 3. An exemption from registration under the Securities Act and any applicable state securities law is available for the issuance of common shares pursuant to the exercise of the Warrant, and attached hereto is an opinion of counsel or other evidence to such effect, it being understood that any opinion of counsel or other evidence tendered in connection with the exercise of the Warrant must be in form and substance satisfactory to BacTech Environmental Corporation

The undersigned holder understands that unless Box 1 is checked, the certificate representing the Corporation's Common Shares issued upon exercise of this Warrant will bear the following restrictive legend:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE

"U.S. SECURITIES ACT") OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, OR (C) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE 'GOOD DELIVERY' IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA."

Please issue a certificate for the Common Shares being purchased as follows in the name of the undersigned:

NAME: ______________________________
(please print)

ADDRESS: ______________________________

____

____

Dated at ________________, this __ day of ____________, 20____.

Witness:	)	______________________________
	)	Holder's Name
	)	
	)	______________________________
	)	Authorized Signature
	)	
	)	______________________________
	)	Title (if applicable)

Signature guaranteed[1]:

____

1. If the common shares are to be registered in a name other than the name of the registered Warrant Holder, the signature of the Warrant Holder must be guaranteed by a bank, trust company or a member of a stock exchange in Canada.